                                                                      Exhibit 12

                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)

                              Three Months
                                 Ended                   Years Ended December 31
                                March 31   ----------------------------------------------------
                                  1998       1997       1996       1995       1994       1993
                                --------   --------   --------   --------   --------   --------
Income Before Taxes             $1,635.2   $6,462.3   $5,540.8   $4,797.2   $4,415.2   $3,102.7

Add:
 One-third of rents                 11.8       47.0       41.0       28.1       36.0       35.0
 Interest expense, net              28.9       98.2      103.2       60.3       96.0       48.0
 Preferred stock dividends            .4       49.6       70.0        2.1         --         --
                                --------   --------   --------   --------   --------   --------
  Earnings                      $1,676.3   $6,657.1   $5,755.0   $4,887.7   $4,547.2   $3,185.7
                                ========   ========   ========   ========   ========   ========

One-third of rents                 $11.8     $ 47.0     $ 41.0     $ 28.1     $ 36.0     $ 35.0
 Interest expense                   39.2      129.5      138.6       98.7      124.4       84.7
 Preferred stock dividends            .4       49.6       70.0        2.1         --         --
                                --------   --------   --------   --------   --------   --------
  Fixed Charges                    $51.4     $226.1     $249.6     $128.9     $160.4     $119.7
                                ========   ========   ========   ========   ========   ========

Ratio of Earnings
 to Fixed Charges                     33         29         23         38         28         27
                                      ==         ==         ==         ==         ==         ==


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.